Exhibit 1.1

DEALMAKER ORDER FORM

Regulation A Offerings (each, an “Offering”)

Customer:	Contact:
Miso Robotics, Inc.	Richard Hull
Address:	Phone:
680 E. Colorado Blvd, Ste 330	310-245-9475
Pasadena, CA 91101
Commencement Date (optional):	E-Mail:
rhull@misorobotics.com

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the “Services”). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

In particular, Customer understands and agrees that it is carrying out a self-hosted capital raise and bears primary responsibility for the success of its own raise. No DealMaker entity is ever responsible for the success of Customer’s campaign and no guarantees or representations are ever in place with respect to (i) capital raised (ii) investor solicitation or (iii) completion of investor transactions with Customers. Customer agrees and acknowledges that online capital formation is uncertain, and that nothing in this agreement prevents Customer from pursuing concurrent or sequential alternative forms of capital formation. Customer should use its discretion in choosing to engage the vendors described in this Agreement and agrees that such entities bear no responsibility to Customer with respect to raising capital.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described on Schedule A attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

Schedule “A”

Summary of Compensation

A.	Regulation A Offering Compensation

●	$5,000 monthly account management compensation
○	Monthly account management compensation commences the month following the Commencement Date
○	To the extent services are commenced in advance of a FINRA no objection letter being received, such amounts are treated as advances against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred). A maximum of $15,000 or three months of accountable expenses are payable prior to a no objection letter being received.
○	After the offering commences
■	$1,000 account maintenance fees payable to DealMaker (up to a maximum of $6,000 during the Offering)
■	$4,000 marketing advisory fees payable to Reach (up to a maximum of $24,000 during the Offering)

●	4% Cash Fees From All Proceeds

○	Cash Fees do not include processing investor refunds for Customers, which are chargeable at $50.00 per refund.
○	Customer shall be responsible for third-party fees with respect to payment processing.* Customer may levy an administrative fee to investors to help offset these fees.

●	Supplementary Marketing Services to be determined on a case-by-case basis, as must be pre-authorized by the Customer, up to a maximum of an additional $600,000 of compensation during the Offering.

●	Corporate Filing Fees of $3,500 (payable to FINRA)

*Fees are estimated to be approximately 2% of offering proceeds

Fair Compensation

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates in respect of Services related to the Offering shall never exceed $1,430,000

*In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered.

Schedule “B”

DealMaker Securities Services

Pre-Offering Analysis

●	Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

●	Consulting with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
●	Consulting with Customer on question customization for investor questionnaire, selection of webhosting services, and template for campaign page
●	Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
●	Providing advice to Customer on content of Form 1A and Revisions
●	Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech
●	Assisting in the preparation of SEC and FINRA filings
●	Working with the Client’s SEC counsel in providing information to the extent necessary

Advisory, Compliance and Consulting Services During the Offering

●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
●	Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Consulting with Customer regarding any material changes to the Form 1A which may require an amended filing; and
●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms, with fees described on Schedule A hereto.

/s/ Richard Hull
Customer Representative

Schedule “C”

DealMaker Reach Services

Pre-Offering Marketing & Advisory Services

(1) Website design and development

●	Copywriting, wireframing, and website design
●	Website development in Webflow
●	Integration of tracking, analytics, and pixels
●	Ongoing upkeep and management of website content

(2) Audience-building infrastructure

●	Audience building via email capture on landing page
●	Copywriting and design for investor educational series (4 to 6-part email series delivered to emails are captured on the website)
●	Ongoing email list nurturing via updates repurposed from the Customer’s campaign-wide announcements, other relevant news, and webinars
●	Design and implement email capture in Klaviyo
●	Integrate DealMaker webhooks to build investor funnel and tracking of investor progress/status

(3) Video production

●	Creating campaign video to highlight the investment opportunity
●	Storyboarding, scripting, and site selection for video shoot
●	One (1) full day of video shooting
●	Up to three (3) revisions on final campaign video

Ongoing Marketing & Advisory Services During the Offering

(1)	Conversion rate optimization

●	Continuous website content testing to improve conversion rate

(2)	Email and SMS marketing

●	Ongoing email and SMS list nurturing via updates repurposed from the Customer’s campaign-wide announcements, other relevant news, and webinars

(3)	Google Ads

●	Search, Display, Google Discovery, and YouTube
●	Creation of ad designs, copy, and audience targeting across Google Ads platform
●	Ongoing testing of ad copy and creative

(4)	Paid Social

●	Facebook and Instagram prospecting and retargeting
●	Creation of ad designs, copy, and audience targeting
●	Ongoing testing of ad copy and creative

(5)	Partnerships

●	Source and negotiate private ad placements with relevant publishers and email newsletters

(6)	Reporting:

●	Regular calls weekly for month one after launch and 2/month thereafter
●	Strategic planning, implementation, and execution of the marketing budget
●	Coordinating with third party agents in connection with performance of services

(7) For the avoidance of doubt, Customer shall have the sole and absolute discretion to determine the final selection and utilization of paid advertising channels. This authority encompasses all decisions regarding the allocation of funds toward advertising efforts, including but not limited to the choice of platforms and channels, the frequency of advertisements, and the budget allocation for each channel.

Marketing Services are provided by DealMaker Reach LLC. Customer hereby agrees to the terms set forth in the DealMaker Reach Terms of Service, with fees described on Schedules A and B hereto.

/s/ Richard Hull
Customer Representative

Schedule “D”

DealMaker.tech Subscription Platform and Shareholder Engagement Online Portal

During the Offering, Subscription Processing and Payments Functionality

●	Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions
●	Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

Apart from the Offering, Shareholder Management via DealMaker Engage

●	Shareholder management software to provide corporate updates, announce additional financings, and track engagement
●	Document-sharing functionality to disseminate share certificates, tax documentation, and other files to investors
●	Monthly fee is payable to DealMaker.tech while the client has engaged DealMaker Transfer Agent

Subscription Management and Shareholder Engagement Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service with fees described on Schedules A and B hereto.

/s/ Richard Hull
Customer Representative